Exhibit 2.1
Share Purchase Agreement
between
Rainer Diekmann
- hereinafter referred to as “Seller” -
and
Peerless Europe Limited
- hereinafter referred to as “Purchaser” -
Seller and Purchaser together the “Parties” or, individually, a “Party”
regarding 100% of the shares in
Burgess Manning GmbH

1. Definitions	2
2. Sale and Purchase and Transfer of Shares	2
2.1 Sale and Purchase	2
2.2 Profits	2
2.3 Transfer of Shares	2
3. Purchase Price	2
3.1 Purchase Price	2
3.2 Payment of Purchase Price	2
3.3 Post Closing Adjustments	3
4. Representations and Warranties	5
4.1 Seller’s Warranties	5
4.2 Purchaser’s Warranties	5
5. Remedies for Misrepresentation or Breach of Warranty	6
5.1 Remedies of Purchaser	6
5.2 Remedies of Seller	9
6. Tax Indemnification	9
6.1 Tax Covenant	9
6.2 Limitations	10
6.3 Indemnification Procedures	11
6.4 Preparation of Tax Returns and Payment of Tax	12
6.5 Tax Refund	12
7. Undertakings on Signature Date	13
7.1 Consulting Agreement and Release	13
7.2 Instructions to the Notary	13
7.3 Voting Proxy	13
8. Release of Collaterals and Liabilities	14
9. Other Covenants	14
9.1 Non Competition and Non-Solicitation	14
9.2 Press Releases	14
9.3 Confidentiality	15
10. Consent of Mrs. Diekmann according to Sec. 1365 German Civil Code (BGB)	15
11. Taxes, Costs, Expenses and Interest	15

11.1 Taxes	15
11.2 Costs and Expenses	15
11.3 Set-off, Retention	16
12. General Provisions	16
12.1 Notices	16
12.2 Entire Agreement, Schedules and Language	18
12.3 Form	18
12.4 Succession and Assignment	18
12.5 Severability	18
13. Governing Law and arbitration	19
13.1 Governing Law	19
13.2 Arbitration	19
Table of Exhibits	21
Schedules to Exhibit 4.1	22
Exhibit 1 Definitions	23
Exhibit 4.1 Seller’s Warranties	31
Exhibit 4.2 Purchaser’s Warranties	46

Recitals
(1)	Burgess Manning GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany, registered with the Commercial Register (Handelsregister) of the Local Court (Amtsgericht) of Düsseldorf under HRB 12150 with registered office in Düsseldorf (the “Company”).
(2)	The registered share capital (Stammkapital) of the Company amounts to nominal DM 438,000.00 (in words: German Marks four hundred thirty eight thousand) in the aggregate, divided into five fully paid up shares with the consecutive numbers and in the nominal amounts of:
•	consecutive number 1: DM 500.00

•	consecutive number 2: DM 283,000.00

•	consecutive number 3: DM 19,500.00

•	consecutive number 4: DM 60,000.00

•	consecutive number 5: DM 75,000.00
in total DM 438,000.00 (collectively the “Shares”).
(3)	As of the date hereof, the Seller is the sole owner (alleiniger Eigentümer) of all of the Shares.
(4)	The Company is engaged in the development, production, installation and sale of acoustic, vent and blowdown silencers as well as of vibration absorbers, separators, sound absorbers, air-intake filters, filter separators, compressors, pumps and heat collectors for application in any kind of machinery, equipment, tool and instrument (the “Business”).
(5)	The Purchaser is a company organised under the laws of the United Kingdom with registered offices at Cardinals Court, Bradford Street, Braintree, Essex CM7 9AT.
(6)	The Seller wishes to sell (verkaufen) and transfer title to (übereignen) the Shares to the Purchaser and the Purchaser wishes to purchase (kaufen) and have transferred title in the Shares from the Seller to it on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, the Parties agree as follows:
1.	Definitions
Capitalised terms used in this Agreement shall have the meaning given to them in Exhibit 1 (“Definitions”) hereto.
2.	Sale and Purchase and Transfer of Shares

2.1	Sale and Purchase
On the terms and subject to the conditions of this Agreement, the Seller hereby sells (verkaufen) and the Purchaser hereby purchases (kauft) from the Seller the Shares including all ancillary rights and benefits (Nebenrechte) pertaining to them, including voting rights, subscription rights and rights to receive dividends with legal effect as of the date of signature of this Agreement (the “Signature Date”).
2.2	Profits
The Parties acknowledge and agree that any profits (Gewinne) of the Company generated prior to midnight, September 30, 2011 (the “Book Closing Date”) (i.e. profits carried forward from previous fiscal years and profits from previous fiscal years where no distribution resolution has been passed) as well as any profits of the Company earned subsequent to the Book Closing Date in the current fiscal year (laufendes Geschäftsjahr) shall belong to the Purchaser. The provisions of Sec. 101 no. 2 German Civil Code (Bürgerliches Gesetzbuch — BGB) shall not apply.
2.3	Transfer of Shares
Subject to the condition precedent (aufschiebende Bedingung) of the payment of the Purchase Price (receipt of funds and the Guarantee by the Seller) as set forth in Sec. 3.2 below, the Seller hereby transfers title (übereignen) to the Purchaser, and the Purchaser hereby accepts the transfer of title (nimmt die Übereignung an) to the Shares.
3.	Purchase Price

3.1	Purchase Price
The purchase price to be paid by the Purchaser for the Shares shall be an amount of EUR 4,000,000.00 (in words: Euro four million).
Such amount shall be referred to as the “Purchase Price”.
3.2	Payment of Purchase Price
EUR 3,000,000.00 (in words: Euro three million) of the Purchase Price shall be due and payable (zur Zahlung fällig) by irrevocable wire transfer free of taxes, costs and charges in immediately available funds (mit gleichtägiger Gutschrift) by the Purchaser or by any third party on behalf of the Purchaser on the Signature Date to the bank account of the Seller as set out below:

Account no.:

Bank:

Bank Code:

Swift Code:

IBAN:

Reference:	Peerless Europe Limited-Burgess Manning Purchase Price Payment
The remaining amount of Euro 1,000,000 of the Purchase Price (“the Deferred Consideration”), which shall bear no interest, shall become due and payable to the bank account of the Seller as set out in Section 3.2 above one year after the Signature Date. In order to secure the payment of the Deferred Consideration payable by Purchaser, Purchaser shall, on the Signature Date, concurrently with the payment of Euro 3,000,000 submit to Seller an irrevocable guarantee on first demand in substantially the form attached hereto as Exhibit 3.2A by HSBC Bank plc, London, (the “Guarantee”).
3.3	Post Closing Adjustments
The Purchase Price shall be increased by the amount by which the retained profits (accumulated earnings less declared dividends) (Bilanzgewinn) of the Company for the fiscal year ended September 30, 2011 as determined by the Company’s audited financial statements (Jahresabschluss) (the “2011 Financial Statements”) prepared by accountants of Purchaser’s choice, applying German GAAP (the “Retained Profits”) exceed the amount of EUR 2,000,000.00 (in words: Euro two million). The 2011 Financial Statements shall be prepared on the basis of the unaudited financial statements for the fiscal year ending on September 30, 2011 to be prepared by Mr. Jörg Schilling within ten days after the Signature Date. It is hereby understood that any bonuses to which the Seller may be entitled pursuant to his employment agreement (Anstellungsvertrag) with the Company shall not be considered in the determination of the Retained Profits. The 2011 Financial Statements shall be prepared in accordance with German GAAP as consistently applied in past practice (in particular the financial statements of the Company for the fiscal year ending on September 30, 2010) maintaining, to the extent permitted under mandatory statutory provisions and accepted accounting principles, full accounting and valuation consistency (Bilanzkontinuität und Bilanzstetigkeit). For the avoidance of doubt, the Retained Profits of the Company for the fiscal year ending on September 30, 2011 shall not be reduced by transferring any amounts to the profit reserve (Gewinnrücklage).
Any increase in the Purchase Price shall be paid by wire transfer of immediately available funds by the Purchaser to the account reflected in Section 3.2 within thirty (30) days of the 2011 Financial Statements having become final and binding between the Parties in accordance with Section 3.4.
If and to the extent accruals (Rückstellungen) will be made in the 2011 Financial

Statements to cover potential claims in connection with the damage event disclosed in Schedule 23A, and if and to the extent these accruals will be dissolved (“Dissolved Accruals”) no later than the date the financial statements of the Company for the fiscal year ended September 30, 2012 are prepared by the Company (such date, the “2012 Financial Statement Date”), for example, due to payments of an insurance provider of the Company, the Retained Profits shall be recalculated as if the Dissolved Accruals had not been made in the 2011 Financial Statements. The Purchaser shall without undue delay inform the Seller about any dissolution of such accruals, especially if such dissolution is due to payment by an insurance provider of the Company, and the Seller shall have the right to review the documentation pertaining to the calculation of the accruals and their dissolution. Any further increase of the Purchase Price as a result of such recalculation shall be paid to the Seller. For the avoidance of doubt, this clause does not constitute an obligation of either Party or of the Company to establish accruals in the 2011 Financial Statements for the damage event set forth in Schedule 23A. Alternatively, if and to the extent the damage event set forth in Schedule 23A results in damages to the Company that exceeds the accruals made in the 2011 Financial Statements to account for such damage event (the “Excess Damages”) and such damages are incurred no later than the 2012 Financial Statement Date, the Retained Profits shall be recalculated as if an additional accrual had been made equal to such Excess Damages. Any further decrease to the Purchase Price as a result of such recalculation shall be deducted from the Deferred Consideration or, if such decrease to the Purchase Price occurs after the Deferred Consideration is paid to the Seller, shall be paid by the Seller to the Purchaser, provided that such deduction from the Deferred Consideration and such payment by the Seller (i) shall not exceed EUR 360,000 and (ii) shall be counted toward the cap on the aggregate liability of the Seller set forth in Section 5.1.2(c).
3.4	Effectiveness of 2011 Financial Statements
The Purchaser shall prepare the 2011 Financial Statements, together with a written explanation of any deviations between the 2011 Financial Statements and the unaudited financial statements prepared by Mr. Jörg Schilling, and deliver such statements to the Seller without undue delay after the date hereof. The Seller shall be entitled to review the 2011 Financial Statements, and to have the 2011 Financial Statements reviewed by an accountant or accounting firm of Seller’s choice (the “Auditor”) and at Seller’s sole expense, within two weeks following receipt of the 2011 Financial Statements from the Purchaser.
If, and only if, the Retained Profits for the year ended September 30, 2011 as calculated by the Seller and the Auditor differs by more than EUR 50,000.00 (in words: Fifty thousand Euros) from the Retained Profits set forth in the 2011 Financial Statements, shall the Seller be entitled to dispute the 2011 Financial Statements. In such case, the Seller must notify the Purchaser of any objections to the 2011 Financial Statements in writing, specifying each individual balance sheet item and sufficient reasons for such objections. To the extent that the Seller does not duly notify the Purchaser of any objections to the 2011 Financial Statements within the review period of two weeks, the 2011 Financial Statements shall become final and binding between the Parties upon expiration of the aforementioned review period. If the Seller does timely and duly notify the Purchaser of any objections to the 2011 Financial Statements, the Parties shall use best efforts to reach an agreement on the items in dispute. If the Parties are unable to reach an agreement on the 2011 Financial Statements within two weeks of receipt of the Seller’s objections by the Purchaser, the items in dispute shall be referred to a nationally or internationally recognized independent accountant or accounting firm (the “Independent Auditor”) mutually acceptable to the Parties, it being understood and agreed that each Party shall bear its own costs and expenses regardless of the Independent Auditor’s decision. In the event the Parties are unable to come to an agreement within ten Business Days after such two week period regarding the accountant or accounting firm to serve as the Independent Auditor, Ernst & Young shall serve as Independent Auditor. The Independent Auditor shall decide as expert (Schiedsgutachter) according to Sections 315 et seq. analogue of the German Civil Code and not as arbitrator (Schiedsrichter) on the items in dispute. The decision of the Independent Auditor shall be binding for the Parties unless Sections 315 et seq. analogue of the German Civil Code provide otherwise. The Independent Auditor shall also decide the allocation of his expenses (including VAT) which shall be borne by the Parties pursuant to Sections 91 et seq. of the German Code of Civil.
4.	Representations and Warranties
4.1	Seller’s Warranties
The Seller hereby guarantees to the Purchaser by way of an independent promise of guarantee pursuant to Sec. 311 para. 1 BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that, within the scope and subject to the requirements and limitations provided in this Agreement, the statements set out in Exhibit 4.1 hereto (the “Seller’s Warranties”) are not misleading and are true and correct in all respects, as of the date hereof, unless another date is explicitly stated herein. The Parties agree that the guarantees in this Section 4.1 are not granted, and shall not be qualified and construed, as guarantees for the quality of the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Secs. 443, 444 BGB, respectively, and that Sec. 444 BGB shall not and does not apply to the guarantees set forth in this Section 4.1. In the unlikely event that the provisions of Sections 4 and 5 setting out the scope and limitations of the Sellers’ liability are, contrary to the intention and explicit understanding of the Parties, regarded and construed as quality guaranties concerning the object of the purchase, and the limitations of the Sellers’ liability contained herein are therefore found wholly or partially invalid, the Purchaser hereby waives the right to assert claims going beyond the limits of limitations provided for herein. The Seller hereby accepts such waiver. The Purchaser shall not have any inspection or notification obligations under Sec. 377 German Commercial Code (Handelsgesetzbuch — HGB) which shall likewise not apply.
4.2	Purchaser’s Warranties
The Purchaser hereby guarantees to the Seller by way of an independent promise of guarantee pursuant to Sec. 311 para. 1 BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that, within the scope and subject to the requirements and limitations provided in this Agreement, the statements set out in Exhibit 4.2 hereto (the

“Purchaser’s Warranties”) are true and correct in all material respects, as of the date hereof, unless another date is explicitly stated herein. In the unlikely event that the provisions of Section 4.2 setting out the scope and limitations of the Purchaser’s liability are, contrary to the intention and explicit understanding of the Parties, regarded and construed as quality guaranties, and the limitations of the Purchaser’s liability contained herein are therefore found wholly or partially invalid, the Seller hereby waives the right to assert claims going beyond the limits of limitations provided for herein. The Purchaser hereby accepts such waiver.
5.	Remedies for Misrepresentation or Breach of Warranty
5.1	Remedies of Purchaser
5.1.1. Remedies
(a)	In the event of a breach (Verletzung) of any of the Seller’s Warranties, the Seller shall, within thirty (30) Business Days after having received a notification of such a breach, put the Purchaser or, at the election of the Purchaser, the Company in the position in which the Purchaser or the Company would have been had no such breach of a Seller’s Warranty occurred (restitution in kind; Naturalrestitution).
(b)	If and to the extent that the Seller fails to cure the breach within the requisite period of time and in the manner set out in Section 5.1.1(a) above, the Purchaser shall at its election be entitled to claim monetary damage compensation (Schadenersatz in Geld) instead of restitution in kind. Any such compensation shall be deemed to be an adjustment of the Purchase Price.
5.1.2.	Scope of and Limitations on Liability
(a)	The monetary damage compensation, if any, shall cover all damages suffered by the Purchaser with the exception of consequential damages (mittelbare Schäden und Folgeschäden), costs for internal administration, overhead costs and expenses, lost profits (entgangene Gewinne), reduced enterprise value (Unternehmenswert), punitive damages, and any additional tax burden (zusätzliche Steuerbelastung) of the Purchaser.
(b)	The Purchaser shall only be entitled to any Claims under Sections 4 and 5 to the extent (i) an individual claim exceeds the amount of EUR 10,000 (ten thousand Euros) (the “De Minimis Amount”) and (ii) the aggregate amount of all such individual claims exceeds EUR 125,000 (one hundred twenty-five thousand Euros) (the “Threshold”). In the event that the Claims should exceed the Threshold, then the Purchaser shall be entitled to recover the amount in excess of the Threshold (Freibetrag). For the avoidance of doubt, this Section 5.1.2 (b) shall also apply with respect to Claims based on Section 6 of this Agreement (Tax Indemnification).
(c)	The aggregate liability of the Seller for any and all Claims of the Purchaser out of and in connection with this Agreement and its implementation, including in particular, without limitation, Claims under Sections 4 and 5, shall be limited to an amount of EUR 360,000.00. For the avoidance of doubt, this Section 5.1.2(c) shall also apply with respect to Claims based on Section 6 of this Agreement (Tax Indemnification).
(d)	The Seller shall not be liable for, and the Purchaser shall not be entitled to Claims for any damages under or in connection with this Agreement, if and to the extent that:
i	damages are compensated by any advantages of the Company arising out of the same facts and circumstances (Prinzip der Vorteilsanrechnung); or
ii	the Purchaser or, following the Signature Date, the Company has actually recovered from any third party, including but not limited to, an insurer, any sum in respect of any matter to which a Claim made relates (all duly documented costs and expenses incurred in making such recovery, including reasonable attorney’s fees, deducted);
(e)	Purchaser shall be considered to be aware of all circumstances and facts specifically disclosed in this Agreement (including all Exhibits and Schedules thereto and including the documents submitted to the Purchaser as set out in Exhibit 4.1, Sec. 13.2). Seller’s liability out of or in connection with this Agreement and its implementation, including in particular, without limitation, under Sections 4 and 5, is hereby excluded to the extent that such Claim is based upon such circumstances and facts. For the avoidance of doubt, any fact or circumstance disclosed under a specific provision of the catalogue of warranties and guarantees shall be deemed to be disclosed also with regard to all other provisions of this Agreement.
(f)	Subject to and in accordance with Section 254 of the German Civil Code (BGB), the Purchaser shall be obliged to minimise damages and losses with regard to all Claims against the Seller out of and in connection with this Agreement and its implementation.
(g)	Except as expressly stated in Sections 4 and 5 elsewhere in this Agreement, the Purchaser hereby waives any and all further claims that it may have against the Seller, including, without limitation, claims based on pre-contractual fault (culpa in contrahendo), specific performance (positive Vertragsverletzung), frustration (Störung der Geschäftsgrundlage) or reduction of the purchase price (Minderung), and including in particular, without limitation, any rights and claims based on Sec. 241 para 2, 311 para 2, 323 et seq., 313, 434 et seq. German Civil Code (BGB). Any right to withdraw from this Agreement — regardless of its legal basis — is hereby waived and excluded unless this Agreement explicitly provides for such a right to withdraw. Furthermore, the Purchaser hereby waives any and all claims resulting from liability in tort (deliktische Ansprüche). The aforesaid waiver shall not apply if the Seller acted intentionally. Section (g) shall apply mutatis mutandis for any claims of the Seller against the Purchaser based on Section 4.2 of this Agreement.

(h)	The limitations set forth in this Section 5.1.2 shall not apply in the event of wrongful deceit (arglistige Täuschung) or other intentional breaches of contract (vorsätzliche Vertragsverletzung).
5.1.3. Term of Warranties
Claims by the Purchaser against the Seller for a breach of any of the Seller’s Warranties shall become time-barred (verjähren) as follows:
(a)	Seller’s Warranties made in Exhibit 4.1, Section 1 (Seller’s Authority), Section 2 (Title to Shares), Section 3 (Corporate Information) and Section 4 (Shareholdings) on or prior to the tenth (10th) anniversary of the Signature Date;

(b)	Seller’s Warranties made in Exhibit 4.1, Section 12 (Tax Matters) at the later of (i) six (6) months after the final and non-appealable assessment (bestandskräftige Festsetzung) of the relevant Tax or (ii) six (6) months after the date on which the relevant statute of limitation for assessment of the relevant Tax (taking into account all relevant suspensions (Ablaufhemmung)) has expired, except in the event of criminal or administrative offences related to Taxes (Steuerstraftaten, Steuerordnungswidrigkeiten) and in the event that Taxes have been contested, in which events the relevant Claims of the Purchaser shall become time-barred six (6) months after the final and non-appealable assessment (bestandskräftige Festsetzung) of the relevant Tax;

(c)	Seller’s Warranties made in Exhibit 4.1, Sections 15 (Employment Matters) and 16 (Social Security Matters) on or prior to the earlier of (i) six (6) months after the assessment for the relevant social security contributions has been determined and become legally binding (rechtskräftig festgesetzt) or any Claims of employees have been duly notified to the respective employing Company or (ii) six (6) months after the expiration of the relevant statute of limitations;

(d)	all other Seller’s Warranties made in Exhibit 4.1 on or prior to twenty four (24) months following the Signature Date,

(each of the foregoing time-periods shall be referred to herein as a “Claim Period”).
Section 203 German Civil Code (BGB) shall not apply with respect to any Claims arising out of or in connection with this Agreement and its implementation.
5.1.4. Third Party Claims
(a)	In case that any Claim is made, or threatened to be made in writing, which is likely to give rise to a Claim of the Purchaser for a breach of any of the Seller’s Warranties or for indemnification under this Agreement (the “Third Party Claim”), the Purchaser shall notify the Seller in writing about such Claim and shall be entitled (but not obliged) to oppose, or to cause the Company to oppose, such Claim, and the Seller shall use its best efforts in assisting the Purchaser or the Company in the defence of such Claim.

(b)	In connection with any such Third Party Claim, the Purchaser shall use reasonable efforts to consult with and apprise the Seller of any significant events relating to the Third Party Claim and, when feasible, to provide to the Seller copies of relevant, non-privileged information and documentation relating to such Third Party Claim, which the Seller agrees to keep confidential in accordance with Section 9.3, insofar such actions:
i	are permissible under applicable law;

ii	could not be deemed to waive any privilege, defense, or Claim; or

iii	could not result in a breach of any agreement or other undertaking with the Seller or any other Person.
5.2 Remedies of Seller
The provisions of Section 5.1 above shall apply mutatis mutandis with respect to any breach of a Purchaser’s Warranty. Without limiting the generality of the foregoing, the Purchaser’s Warranties shall become time-barred (verjähren) twenty four (24) months following the Signature Date.
6. Tax Indemnification
6.1 Tax Covenant
The Seller shall indemnify the Purchaser for and hold the Purchaser harmless from (i) any liability for Taxes or other expenses qualifying as a loss incurred by the Company arising from a breach of Seller’s Warranties made in Exhibit 4.1, Section 12, and (ii) any payment of Taxes or liability for Taxes assessed against the Company, in each case related to periods ending on or before the Book Closing Date. Notwithstanding anything to the contrary contained in this Agreement, Seller’s indemnity shall not include any liability for Taxes or other expenses which arise solely as a result of legislation enacted subsequent to the Book Closing Date.
With regard to taxable periods (Veranlagungszeiträume) beginning before the Book Closing Date and ending after the Book Closing Date, the portion of Taxes related to the period ending on the Book Closing Date shall be determined as follows:
(a)	In the case of Taxes other than Taxes based upon or related to income, sales, transfers, gross receipts, wages, capital expenditures, expenses or any similar Tax base or transactional Taxes, such portion shall be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the denominator of which is the number of days in the entire Tax period and the numerator of which is the number of days of the portion of such period ending on the Book Closing Date.

(b)	In the case of any Taxes based upon or related to income, sales, transfers, gross receipts, wages, capital expenditures, expenses or any similar Tax base or transactional Taxes, such portion shall be deemed equal to the amount that would be imposed on the Company if the relevant Tax period ended on the Book Closing Date.
All sums payable under this Section 6.1 shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding unless the deduction or withholding is required by law, in which event the payer shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the recipient will equal the full amount which would have been received by it had no such deduction or withholding been required.
If any amount payable under this Section 6.1 is itself subject to Tax, the amount so payable shall be grossed up by such an amount as will ensure that after the payment of the said Tax there shall be left an amount equal to the amount that would otherwise be payable under the claim.
6.2 Limitations
The Seller shall not be liable in respect of any claim under Section 6.1 above, to the extent resulting from any acts post acquisition restructuring measures of the Purchaser or the Company or its Subsidiaries after the Signature Date undertaken with regard to the Company which result in an increase of the taxable income in a period commencing prior to the Book Closing Date.
If the Company receives a Tax benefit (including any relief) which it would not have received but for the circumstances giving rise to a claim under Section 6.1 above, (i) the Purchaser shall procure that details of the benefit are given to the Seller as soon as practicable, and (ii) the Seller’s payment obligation under Section 6.1 will be reduced by the net present value of all Tax savings, refunds or reductions arising as a consequence of such Tax benefit, as jointly determined by the Purchaser and Seller, acting reasonably.
If the Purchaser has a claim under Section 6.1 above due to a surplus tax basis (steuerliches Mehrergebnis) of the Company based on a revised assessment following a Tax audit relating to a period ending on or before the end of the Book Closing Date which results in a minor Tax basis (steuerliches Minderergebnis) of the Company, e.g. because of higher depreciations, in a period ending after the Book Closing Date (Phasenverschiebungen), the claim of the Purchaser shall be reduced by the saved Taxes resulting from such minor Tax basis (steuerliches Minderergebnis), calculated on a lump sum basis with a Tax rate of thirty percent (30% ) for any income Taxes for not more than five (5) years and discounted by five point five percent (5.5% ) per annum. Such reduction shall be made ten (10) Business Days after the first tax assessment which takes into account the respective minor Tax basis or surplus Tax basis has been issued.

For the avoidance of doubt, Section 5.1.2 shall also apply to Claims out of or in connection with this Section 6.
6.3 Indemnification Procedures
Any indemnification payment pursuant to Section 6.1 above will be due and payable, upon the Purchaser’s written request to the Seller’s Representative, ten (10) Business Days before they become payable by the Purchaser or the Company, respectively. Any such payment shall be deemed to be a reduction of the total Purchase Price payable under this Agreement for the Shares.
If, after the Signature Date, any Tax Authority informs the Purchaser or the Company of a proposed audit, assessment, dispute or other proceeding or material correspondence relating to any Tax with respect to which the Seller may incur any liability under Section 6.1 above the Purchaser shall notify the Seller of such matter. The Purchaser’s notice shall be given within ten (10) Business Days after the Purchaser or the Company have received the relevant information from the Tax Authority. If the Purchaser has reason to believe that a payment is to be made by the Seller pursuant to Section 6.1 above, such notice shall state the amount of any Tax that has to be paid by the Purchaser or the Company and must be accompanied by evidence reasonably necessary to determine the fact, amount and payment by the Purchaser or the Company of such Tax.
At the written request of the Seller’s Representative and at the expense of the Seller, but only to the extent legally possible, the Purchaser shall appeal (Einlegung eines Einspruchs) and, if necessary, take legal action (Klageerhebung) against any notice of Tax assessment relating to any period ending on or before the end of the Book Closing Date, provided that the Purchaser receives (i) the written request of the Seller, (ii) the respective indemnification payments and (iii) an advance payment of the expected expenses, not later than five (5) Business Days before, and including, the expiration of the relevant period for filing such appeal or action. As far as the aforementioned advance payment is not sufficient to cover the costs of the Purchaser the Seller shall pay the appropriate differential amount to the Purchaser. However, the Purchaser may refuse to appeal and/or take legal action. In the event the Purchaser so refuses any claim for indemnification in the hands of the Purchaser, which could have arisen against the Seller should the appeal or legal action (if it were taken) not have been successful, shall lapse.
The Purchaser shall ensure that all Tax matters of the Company for any period ending on or before the end of the Book Closing Date shall be handled in cooperation and consultation with the Seller’s Representative. Prior to any relevant statements (whether by filing tax returns, giving official comments, filing an appeal, taking legal action or otherwise) to be made by the Company for any period ending on or before the end of the Book Closing Date to the Tax Authority the Seller’s Representative shall have the opportunity to review and provide its comments to any such statements. Therefore, the Purchaser shall cause the Company to provide the Seller’s Representative with a copy of all such written statements for review at least ten (10) Business Days prior to the due date (including any extension thereof) for the filing of such statements. The Purchaser shall ensure that any changes and amendments reasonably requested by the Seller’s Representative are made prior to filing if and to the extent the respective requests and instructions comply with the applicable laws and the past practice of the Company prior to the Signature Date.
If the Purchaser materially violates any of its obligations set forth in Section 6.2 above, the Seller shall no longer be liable under Section 6.1 above with respect to the relevant Tax, and the relevant Tax shall be borne by the Purchaser, to the extent that such failure has given rise to or increased the relevant Tax. The burden of proof whether the Purchaser’s failure caused such effect shall be governed by applicable law (including any rules facilitating any such proof — Beweiserleichterungen), except that such burden of proof shall be on the Purchaser with respect to the relevant Tax if and to the extent that (i) a Tax assessment becomes binding and non-appealable and the Purchaser has failed to provide the Seller the opportunity to challenge or litigate such Tax assessment, (ii) the Purchaser has acknowledged the Tax liability or otherwise settled the Tax matter without the Seller’s prior approval, (iii) the Purchaser has failed to comply, in any material respect, with any written specific instruction of the Seller regarding a relevant Tax audit, assessment or proceeding (unless such instruction was illegal or unreasonable) or (iv) the Purchaser has failed, despite a prior specific written request by the Seller, to grant the Seller’s Representative access to any documents, directors or employees materially relevant in connection with the defence against the Tax audit, assessment or proceeding.
6.4 Preparation of Tax Returns and Payment of Tax
After the Signature Date, the Purchaser shall prepare and file, or cause to be prepared and filed, when due all Tax Returns required to be filed on an individual or consolidated basis by or on behalf of the Purchaser or the Company that need not be prepared or filed by the Seller, provided, however, that any Tax returns relating in whole or in part to any Pre-Book Closing Date Tax Period shall be subject to the prior review of the Seller. The Purchaser shall ensure that any Tax Returns to be reviewed by the Seller will be furnished to the Seller not later than twenty (20) Business Days prior to the due date of the relevant Tax Return and that all Taxes payable under such Tax Returns shall be timely paid. The Purchaser shall ensure that any reasonable comment made by the Seller in writing not later than five (5) Business Days prior to the due date of the Tax Returns shall be adequately taken into account by the Company. The Seller shall be deemed to have no comments to make to a Tax Return furnished to it for its review if it has failed to provide its comments to the Purchaser or the Company within three (3) weeks following the receipt (Zugang) thereof.
6.5 Tax Refund
The Purchaser shall pay the Seller as an additional portion of the Purchase Price the amount of any Tax Refund received by the Company after the Signature Date and relating to any period ending on or before the Book Closing Date to the extent that the Tax Refund exceeds the receivable, if any, stated in the 2011 Financial Statements.

The Purchaser shall promptly notify the Seller in writing of the receipt of the Tax Refund or the relevant decision by the Tax Authority. A Tax Refund shall be deemed received at the time it is received in cash or as a cash equivalent (including by way of set-off against any Tax liability) by the Company. Any amount payable to the Seller under Section 6.3 above shall be due and payable within fifteen (15) Business Days after the Tax Refund has been received or after the relevant decision of the Tax Authority (as the case may be), and the Purchaser’s failure to pay such amount in a timely manner, shall result in the Purchaser’s immediate default (Verzug) without any reminder by the Seller being required.
7. Undertakings on Signature Date
7.1 Consulting Agreement and Release
On the Signature Date, the Seller and the Purchaser shall execute and deliver to each other a consulting agreement in substantially the form attached hereto as Exhibit 7.1 (the “Consulting Agreement”) whereby the Seller will provide consulting services to the Company for a term of two (2) years from the Signature Date with annual compensation of EUR 66,000.00 (in words: sixty-six thousand Euros). Seller further agrees to waive any claim he may now have, or has ever had against the Company, including, but not limited to, any compensation, including bonuses arising under his employment agreement (Anstellungsvertrag) with the Company, and to execute and deliver the termination agreement (Aufhebungsvertrag) in the form attached hereto as Exhibit 7.1A (the “Termination Agreement”).
7.2 Instructions to the Notary
Upon the assignment and transfer in rem (Übereignung) of the Shares (Section 2.3 above) becoming effective, the recording notary shall submit an amended list of shareholders (Liste der Gesellschafter) to the commercial register. For this purpose, the Seller shall without undue delay notify in writing the recording notary about the receipt of the Purchase Price. The recording notary is hereby instructed not to submit the amended list of shareholders to the commercial register until he has received a duly executed copy of the aforementioned notification.
7.3 Voting Proxy
The Parties acknowledge that the Purchaser cannot validly exercise its shareholder’s rights before the amended list of shareholders has been recorded in the commercial register. The Seller, subject to the assignment and transfer in rem of the Shares becoming effective, hereby irrevocably authorizes (erteilt die unwiderrufliche Vollmacht) the Purchaser to exercise to the fullest extent and without any restrictions, particularly without being bound by the restrictions set forth in Sec. 181 BGB, any and all shareholders’ rights pertaining to the Shares.

8. Release of Collaterals and Liabilities
8.1 The Seller has issued guarantees and similar collateral in order to secure liabilities of the Company as more specifically set out in Exhibit 8.1 — hereinafter referred to as “Collateral”.
8.2 Buyer shall upon first demand (auf erstes Anfordern) indemnify and hold Seller harmless (freistellen und schadlos halten) against all Claims out of and in connection with the Collateral
8.3 Purchaser shall replace the Collateral with new Collateral at the cost and expense of Purchaser on or before five (5) business days after the Signature Date. Until that date, Purchaser shall submit to Seller the original Collateral letters together with written statements issued by the relevant creditors that no further Claim will be made against the Seller out of or in connection with the Collaterals
8.4 If a release of the Collaterals cannot be achieved prior to five (5) days after the Signature Date, Purchaser shall, at its own cost and expense, provide Seller with a hold harmless agreement from Purchaser’s parent company
9. Other Covenants
9.1 Non Competition and Non-Solicitation
9.1.1. For a period of three (3) years after the Signature Date, the Seller agrees not to directly or indirectly (including, but not limited to, through partnerships or companies) either for himself or any other Person, invest, engage or participate in any activities which compete with activities of the Company or its Business or contract to do so. Holdings/interests of less than three percent (3%) in publicly traded companies are exempt from this covenant.
9.1.2. For a period of three (3) years after the Signature Date, the Seller shall not, directly or indirectly (including, but not limited to, through partnerships or companies), either for himself or any other Person (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, (ii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company, or (iii) induce or attempt to induce any present or future customer, supplier, licensee, or business partner of the Company to cease doing business with the Company.
9.1.3. Should the above non-competition and/or non-solicitation clause be or become void or voidable, the maximum legally permissible scope of such clause shall be deemed agreed upon.
9.2 Publications and Announcements
9.2.1. The Parties shall consult with each other about form, content and timing of any voluntary statements or announcements concerning this Agreement, its conclusion and its performance prior to their initial publication or announcement, as applicable. No Party shall without such consultation publish or otherwise make any voluntary statement or announcement, unless such Party has previously complied with this Section 9.2 with respect to such voluntary statement or announcement.
9.2.2. To the extent publications, announcements or filings are required by securities or other Laws or rules or are ordered by a competent court or a competent public authority, the Parties shall endeavour prior notice. If prior notice is not or not reasonably possible, the Party concerned shall inform the respective other Party about the publication, announcement or filing as soon as is reasonably practicable.
9.3 Confidentiality
The Parties undertake to keep strictly confidential and to protect effectively against third party access the content of this Agreement, the circumstances of its negotiation, its execution and its performance as well as any information obtained in this connection about the respective other Party and the enterprises affiliated with it. The aforementioned obligation shall not apply to facts that are or, without a breach of this Agreement, become publicly known or the disclosure of which is required by securities or other Laws or rules. In such case the Parties shall be obliged, though, to notify the respective other Party prior to the disclosure and to limit disclosure to the minimum that such Party believes in good faith, after consultation with counsel, is required by Law or the regulatory action; provided, however, if prior notice is not or not reasonably possible, the Party concerned shall inform the respective other Party about the disclosure as soon as is reasonably practicable.
10. Consent of Mrs. Diekmann according to Sec. 1365 German Civil Code (BGB)
The consent of Mrs. Diekmann according to Sec. 1365 German Civil Code (BGB) to the execution of this Agreement and its implementation by the Seller has been granted and is attached hereto as Exhibit 10.
11. Taxes, Costs, Expenses and Interest
11.1 Taxes
Any transaction taxes, including real estate transfer tax (Grunderwerbsteuer) and other taxes arising due to the conclusion and the performance of this Agreement, the cost of the notarial recording of this Agreement as well as all other fees and duties that arise due to the conclusion and the performance of this Agreement shall be borne by the Purchaser.
11.2 Costs and Expenses
For the rest, each Party shall bear its own costs and expenses in connection with the preparation, negotiation, performance and termination of this Agreement, including the fees, costs and expenses (in each case including VAT) of its respective advisors, provided that the Purchaser shall reimburse the Seller for the fees of the Seller’s legal advisor if and to the extent (i) these fees are incurred in connection with the sale of the Shares to the Purchaser, including in particular the preparation, the negotiation and the implementation of this Agreement with the Purchaser or the Purchaser’s representatives, and (ii) such fees are in respect of services rendered by the Seller’s legal advisor prior to October 12, 2011, at 9:33 PM (CET).
11.3 Set-off, Retention
No Party, except as provided otherwise herein, shall be entitled (i) to set-off (aufrechnen) any rights or claims it may have against any rights or claims the other Party may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party or have been confirmed by a final decision of a competent court (Gericht) or arbitration tribunal (Schiedsgericht).
12. General Provisions
12.1 Notices
12.1.1. Form of Notices
All declarations and notices (together the “Notices”, a “Notice) in connection with this Agreement must be in writing unless notarial recording or another form is required by applicable Law. The written form requirement shall be satisfied by a facsimile transmission or an exchange of letters, but not by any other form of telecommunication. The electronic form (e.g. email) shall not substitute the written form.
12.1.2. Language of Notices
Notices have to be in the English language or must be accompanied by an English translation. Notices that are not made in the English language or are not accompanied by an English translation shall not trigger any deadlines under this Agreement or the applicable German law.
12.1.3. Notices to the Seller
All notices to the Seller relating to this Agreement shall be addressed to:
Mr. Rainer Diekmann
Habichtweg 6
D-40883 Ratingen
Federal Republic of Germany
Fax: +49-(0)2102-69862
with a copy to its advisers:
FRANZ RECHTSANWÄLTE Partnerschaftsgesellschaft
Att. Dr. Udo von Fragstein
Holzstrasse 2; as of January 30, 2012: Kaistrasse 16 A

D-40221 Düsseldorf
Federal Republic of Germany
Fax: +49-(0)211-157676-76
12.1.4. Notices to the Purchaser
All notices to the Purchaser relating to this Agreement shall be addressed to:
Peerless Europe Limited
Cardinal’s Court, Bradford Street
Braintree, Essex
CM7 9AT
England
and
Peerless Mfg. Co.
14651 Dallas Parkway, Suite 500
Dallas, TX 75254
with a copy to its advisers:
Fulbright & Jaworski L.L.P.
Attn.: Craig T. Redinger
Prinzregentenstr. 48
80538 Munich
Federal Republic of Germany
Fax: +49 89 242 93222
12.1.5. Change of Address
The Parties shall without undue delay notify the respective other Party and that Party’s advisers in writing of any change of their addresses set forth in Sections 11.1.3 through 11.1.4 above. Until receipt of such notification, the address as hitherto shall be deemed valid.
12.1.6. Notices to Advisers
(a)	The receipt of notices in connection with this Agreement by the advisers of the Parties shall not constitute or substitute receipt of such notices by the Parties themselves.

(b)	Regarding the receipt of a notice by a Party, it shall be irrelevant whether the notice has also reached such Party’s adviser or (copy to) the recording notary, regardless of whether in the individual case this Agreement provides for the notice to be copied to the respective adviser or the recording notary.

12.2 Entire Agreement, Schedules and Language
12.2.1. This Agreement, together with the Exhibits and Schedules and any other documents referred to herein, comprises all the terms agreed by the Parties and constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto, unless otherwise specified in this Agreement. All references to this Agreement shall be deemed to include the Exhibits and Schedules.
12.2.2. The Schedules and Exhibits attached form an integral part of this Agreement. In the event of any inconsistency between a Schedule or Exhibit and the provisions of this Agreement, the terms of this Agreement shall govern the relationship between the Parties.
12.2.3. This Agreement shall be executed in the English language only. However, where a German term has been inserted in this Agreement in quotation marks, italics and/or brackets, the German term alone (and not the English term to which it relates) shall be decisive and authoritative for the interpretation of the relevant English term in this Agreement. To the extent Exhibits or Schedules are attached in the German language only, the Parties hereby waive their right to have these Exhibits or Schedules translated into the English language. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.
12.3 Form
No variation or waiver of any provision or condition of this Agreement shall be effective unless it is made in writing (or such other form as is required by applicable Law) and with express reference to this Agreement. This provision shall also apply to any changes of this provision itself.
12.4 Succession and Assignment
Neither this Agreement nor any of the rights, interests or obligations of any Party under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by the Seller, without the prior written consent of the other Party
12.5 Severability
Should any provision of this Agreement, as a whole or in part, be or become invalid, ineffective or unenforceable, the validity and enforceability of all other remaining provisions shall not be affected thereby. The invalid, ineffective or unenforceable provision shall, to the extent legally possible, be replaced by the Parties by that valid, effective and enforceable provision that comes closest to the economic purpose pursued with the invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and scope. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

13. Governing Law and arbitration
13.1 Governing Law
This Agreement shall be governed by and construed in accordance with the substantive laws of Germany, excluding the provisions of the United Nations Convention on the International Sale of Goods (CISG).
13.2 Arbitration
13.2.1. Any and all disputes arising out of or in connection with this Agreement, its implementation or its validity shall be finally settled by an arbitration tribunal (Schiedsgericht) in accordance with the arbitration rules of the German Institution of Arbitration e.V. (DIS — Deutsche Institution für Schiedsgerichtsbarkeit, the “DIS Rules”) without recourse to the ordinary courts of law.
13.2.2. The place of arbitration is Frankfurt am Main. The language of the arbitral proceedings is German, whereas evidence may also be presented in the English language.
13.2.3. The arbitral tribunal consists of three (3) arbitrators who shall all have the competence to act as a judge in Germany (Befähigung zum Richteramt).
[signature page follows]

Place / Date: Dusseldorf, Germany, November 4, 2011

/s/ Rainer Diekmann
Rainer Diekmann

Peerless Europe Limited
Place / Date: Dusseldorf, Germany, November 4, 2011

/s/ Barry Nesbit
Managing Director

Table of Exhibits

1	Definitions

3.2A	Bank Guarantee

4.1	Seller’s Warranties

4.2	Purchaser’s Warranties

7.1	Consulting Agreement

7.1A	Termination Agreement

8.1	Collateral

10	Consent of Mrs. Diekmann

Schedules to Exhibit 4.1

3.5	Excerpt from the commercial register regarding the Company

3.6	Copies of the articles of association of the Company

7.1	Financial statements of the Company

7.2	Exceptions to Previous Financial Statements

8.3	List of personal property held under leases, security agreements, conditional sales contracts or other title retentions or security arrangements

9.1	List of accounts receivable

10.1	List of the real property leased

11.1(c)	List of actions, Claims, investigations or other Proceedings based on Environmental Laws

12.4	List of accounting or valuation differences

13.1	List of Material Contracts

14.1	List of Intellectual Property Rights

15.1	Employment terms

15.4	List of applicable usages

16.2	Company’s Employee Benefit Plan

16.3	List to pension commitments

17.1	List and description of all insurance policies owned by the Company

18.1	List of pending litigation and investigations

18.3	List of closed litigation matters

20.1	List of Seller’s interests

20.2	List of competing interests

20.3	List of business relationships with i.e. officers, directors, employees or the Shareholders or members of their families.

22	List of Bank Accounts

23A	List of Product Warranty Claims

23B	List of Product Warranty

Exhibit 1 Definitions

2011 Financial Statements	shall have the meaning set forth in Section 3.3.

2012 Financial Statement Date	shall have the meaning set forth in Section 3.4.

Accounting Rules	shall mean the generally accepted accounting principles within the meaning of § 243 para. 1 HGB (“GAAP”) as of the respective date.

Agreement	shall mean this Share Purchase Agreement including all of its Exhibits and Schedules.

AktG	shall mean the German Stock Corporation Code (Aktiengesetz) as amended from time to time (in der jeweils geltenden Fassung).

Auditor	shall have the meaning set forth in Section 3.4.

Bank Account	shall have the meaning set forth in Exhibit 4.1, Section 22.

Benefit Plans	shall have the meaning set forth in Exhibit 4.1, Section 16.1

Best Knowledge of Seller	shall mean (i) the actual knowledge of Seller or Mr. Karim Ayoob as managing director of the Company as to a fact or matter, or (ii) that which a prudent businessman could be expected to discover, and (iii) the knowledge these persons do not have, but would have had if they had acted without intention (Vorsatz) or gross negligence (grobe Fahrlässigkeit). Other than to the extent that Seller is aware of facts or circumstances that would warrant further inquiry, Seller shall not be obliged to conduct any additional investigation, including, but not limited to, customers.

BGB	shall mean the German Civil Code (Bürgerliches Gesetzbuch — BGB).

Book Closing Date	shall have the meaning set forth in Section 2.2.

Business Day	shall mean any calendar day other than a Saturday, Sunday, national public holiday in Germany or the twenty fourth (24th) or thirty first (31st) of December.

Claim	shall mean any existing or threatened claim, demand or cause of action of any kind or character under any theory (including contract, tort, statutory liability, premises liability, products liability, breach of warranty or malpractice), whether civil, criminal, investigative or administrative, whether made by Tax Authorities or by other Governmental Authorities or any other Person, whether absolute or contingent, and whether or not asserted in any Proceeding.

Claim Period	shall have the meaning set forth in Section 5.1.3.

Collateral	shall have the meaning set forth in Section 8.1.

Company	shall have the meaning set forth in Recital (1).

Confidential Information	shall mean (i) the terms and conditions of this Agreement (including the consideration to be paid hereunder) and the course of dealing between the Parties hereunder (including any dispute between the Parties conducted pursuant to Section 12), and (ii) any trade secrets, know-how, technical data or proprietary information of the Company, including information relating to products, manufacturing, services, processes, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or products, databases, computer programs, other original works of authorship, quality control, security, marketing and sales plans, business plans, budgets and financial information, prices and costs, customer lists, supplier lists, information regarding the skills and compensation of the employees and contractors of the Company and other non-public business information relating to the Company. The term Confidential Information includes all of the foregoing information, rights and materials, whether tangible or intangible, whether in written, oral, chemical, magnetic, photographic, optical or other form, in all stages of research and development, and whether now existing, or previously developed or created. Confidential Information does not include any information that is or becomes generally available to the public other than as a result, directly or indirectly, of a breach of Section 9.3.

Constitutional Documents	shall have the meaning set forth in Exhibit 4.1, Section 3.6.

Consulting Agreement	shall have the meaning set forth in Section 7.1.

Deferred Consideration	shall have the meaning set forth in Section 3.2.

De-Minimis Amount	shall have the meaning set forth in Section 5.1.2 (b).

DIS Rules	shall have the meaning set forth in Section 13.2.

Dissolved Accruals	shall have the meaning set forth in Section 3.3.

Environmental Laws	shall have the meaning set forth in Exhibit 4.1, Section 11.1.

Excess Damages	shall have the meaning set forth in Section 3.3.

Financial Statements	shall have the meaning set forth in Exhibit 4.1, Section 7.1.

GAAP	shall mean the German generally accepted accounting principles within the meaning of Section 243 para. 1 HGB.

Guarantee	shall have the meaning set forth in Section 3.2.

GmbHG	shall mean the German Limited Liability Companies’ Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) as amended from time to time (in der jeweils geltenden Fassung).

Governmental Authority	shall mean (i) any sovereign Person or political subdivision thereof, (ii) any government thereof (whether European, federal, state, local or foreign) or any department, agency, bureau, commission, office, service, regulatory body or other instrumentality of government or (iii) any court or quasi-judicial (public or private, including any arbitration tribunal).

HGB	shall mean the German Commercial code (Handelsgesetz-buch — HGB).

Independent Auditor	shall have the meaning set forth in Section 3.4.

IFRS	shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board.

Intellectual Property Rights	shall have the meaning set forth in Exhibit 4.1, Section 14.1.

KStG	shall mean German Corporate Tax Act (Körperschaftssteuer-gesetz — KStG)

Last Financial Statements	shall have the meaning as set forth in Exhibit 4.1, Section 7.1 (b).

Liability	shall mean any liability (whether known or unknown, whether absolute or contingent, whether direct or indirect, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

Lien	shall mean any lien, charge, encumbrance and security interest, irrespective of whether such Lien arises under any agreement or by operation of statutory law.

Material Contracts	shall have the meaning set forth in Exhibit 4.1, Section 13.1.

Notice/Notices	shall have the meaning set forth in Section 12.1.1.

Order	shall mean (i) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority (including any arbitration award entered by an arbitrator) having competent jurisdiction to render such and (ii) any settlement agreement entered into in connection with the settlement, dismissal or other resolution of any Proceeding.

Ordinary Course of Business	shall mean the ordinary course of business of the Company and its Subsidiaries, consistent with its past custom and practice (including with respect to quantity and frequency), but in any event satisfying the standard of care of a prudent business person (Sorgfalt eines ordentlichen Kaufmanns) and excluding any action or omission that constitutes, (or with the passage of time, the giving of notice by any Person or the happening of any other event, would constitute) a breach of any contract or warranty, a tort, an infringement of any right of any other Person or a violation of Law.

Party / Parties	shall have the meaning as set forth on the second page of this Agreement.

Pension Payment	shall have the meaning set forth in Exhibit 4.1, Section 16.5.

Permit	shall mean any approval, consent, exemption, franchise, accreditation, license, permit, waiver, registration, filing, certificate or other authorization required by Law or any Governmental Authority.

Person	shall mean an individual, a partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, a Governmental Authority or any other entity.

Previous Financial Statements	shall have the meaning set forth in Exhibit 4.1, Section 7.1 (a).

Proceeding	shall mean any charge, complaint, action, suit, litigation, proceeding, hearing, investigation, assessment or Claim, or any notice of any of the foregoing, by or before any Governmental Authority (including before any arbitrational tribunal).

Purchaser	shall have the meaning set forth on the second page of this Agreement.

Purchaser’s Warranties	shall have the meaning set forth in Section 4.2.

Related Party	shall mean (i) any Affiliate of the Seller (ii) any director, manager, officer or employee of the Seller (or of any of its Affiliates) and (iii) any family member of any of the foregoing who is a natural person.

Relevant Period	shall have the meaning set forth in Exhibit 4.1, Section 21

Retained Profits	shall have the meaning set forth in Section 3.3

Section	shall mean a section of this Agreement.

Seller	shall have the meaning set forth on the second page of this Agreement.

Seller’s Warranties	shall have the meaning set forth in Section 4.1.

Shares	shall have the meaning set forth in Recital (2).

Signature Date	shall have the meaning set forth in Section 2.1.

Tax Authorities	shall mean, with respect to any Tax, any German or non-German governmental authority or political subdivision thereof or any other corporate body under public law that imposes such Tax and any German or non-German agency (if any) charged with the collection of such Tax for such authority.

Tax Returns	shall mean any return, declaration, report, statement, notice, computation, claim for refund, or information return or other document filed or to be filed relating to Taxes, including (i) any Schedule or attachment thereto, (ii) any amendment thereof and (iii) all other material information required to be supplied.

Taxes	shall mean all federal, state, local, German or non-German tax liabilities, including income taxes (personal or corporate), capital taxes, duties and stamp duties (both on the issuance and on the transfer or securities), withholding taxes, surcharges (e.g. solidarity surcharge), value added taxes, real estate transfer taxes, any other kind of transfer tax or public fee, public contributions, customs and excise, social security contributions and all other taxes and contributions payable to any competent German or non-German taxing authority in any Jurisdiction, as well as any interest, penalties, costs and expenses reasonably related thereto, all of which apply up to the Book Closing Date even if calculated for a period of time after the Book Closing Date.

Termination Agreement	shall have the meaning set forth in Section 7.1.

Third Party Claims	shall have the meaning set forth in Section 5.1.4.

Threshold	shall have the meaning set forth in Section 5.1.2 (b).

Transaction Documents	shall have the meaning set forth in Exhibit 4.1, Section 1.1.

Exhibit 4.1 Seller’s Warranties
1.	Seller’s Authority
1.1.	The Seller is competent and has full power, right and authority to enter into and perform his obligations under this Agreement, the Consulting Agreement , the Termination Agreement and the Guarantee (the “Transaction Documents”) to which he is a party.

1.2.	The Seller is entitled to freely dispose of the Shares without the consent of any third party.

1.3.	There is no requirement for the Seller to make any filing to or to obtain any approval from any governmental authority, other than those provided for in this Agreement, as a condition to consummating the transaction contemplated by this Agreement.
2.	Title to Shares
2.1.	The Seller has title (Eigentum) to the Shares owned by him free of any encumbrances (dingliche Belastungen), trusts (Treuhandschaften), or pending transfer; the Shares are not subject to any pre-emptive right (Vorkaufsrecht), right of first refusal (Vorerwerbsrecht) or similar right of a third party to acquire the Shares. There is no promise to sell the Shares and no other transfer restriction whatsoever (other than transfer restrictions provided for in the articles of association (Gesellschaftsvertrag) of the Company) and no obligation exists to make further contributions (keine Nachschusspflicht) within the meaning of sec. 26 para. 1 GmbHG.
2.2.	Upon consummation of the transaction provided for in this Agreement in accordance with the terms hereof, the Purchaser will receive full and unrestricted title (unbelastetes Eigentum) to the Shares, free and clear of any Liens.
3. Corporate Information
3.1.	The statements in Recitals (1) to (4) regarding the Company are true and correct. The Company is duly incorporated and validly existing under the laws of Germany. The capital structure of the Company reflects the valid ownership of the relevant Shares, free and clear of any Lien or third party rights. Seller owns one hundred percent (100%) of the Shares of the Company.
3.2.	The Shares represent the entire issued and outstanding share capital of the Company. The Shares of the Company are validly issued (wirksam ausgegeben) and fully paid (voll eingezahlt) no repayments of share capital (including hidden repayments) and no hidden distributions of profits (verdeckte Gewinnausschüttungen) have been made. The Shares are non-assessable (i.e. there is no shareholder obligation to make an additional capital contribution).

3.3.	There are no subscription or option or conversion rights (Bezugs-, Options- oder Wandelrechte) or any other agreements of any kind relating to the sale, issuance or voting of, or the granting of rights to acquire, any of the Shares or other securities in the Company.

3.4.	There exists no authorization, obligation or arrangement (present or future, absolute, contingent or otherwise) of the Company to issue or sell shares to any Person. No further capital, shares, or other equity instruments in the Company have been or will be issued on or prior to the Signature Date.

3.5.	The excerpt from the commercial register regarding the Company as disclosed in Schedule 3.5 hereto is true, correct and complete. With regard to the Company, only the persons registered in the Commercial Register are authorized to represent the Company.

3.6.	Schedule 3.6 hereto contains a true and correct copy of the articles of association of the Company including all modifications and amendments made until today (the “Constitutional Documents”). The Constitutional Documents are in full force and effect. No resolution for the amendment of the Constitutional Documents has been adopted, and no filings with the commercial register or equivalent official corporate registers are pending. The Company is not in violation of its Constitutional Documents.

The Company has not applied for bankruptcy or insolvency proceedings. To the Best Knowledge of the Seller, no circumstances exist which would require an application by the Company for any bankruptcy or insolvency proceedings or which, according to any applicable bankruptcy or insolvency laws, would justify the avoidance of this Agreement.

3.7.	The Company is not a party to a control agreement (Beherrschungsvertrag), profit transfer agreement (Gewinnabführungsvertrag) or other enterprise agreement (Unternehmensvertrag) within the scope of Secs. 291 et seq. AktG or comparable profit sharing or pooling agreement under the laws of any other jurisdiction.
4.	Shareholdings
The Company does not have, directly or indirectly, any other subsidiary and does not own, directly or indirectly, any majority participation or other equity interest in any other corporation, partnership or other legal entity.
5.	Transaction Not a Breach
5.1.	The execution (Abschluss) and performance (Durchführung) by the Seller of this Agreement and the Transaction Documents to which he is a party and the consummation of the transaction contemplated hereby or thereby will not:
(a)	infringe any rights of a third party; or

(b)	violate or conflict with or result in a breach of or default under any provision of any Law; or

(c)	breach, violate or constitute a default or an event which would give rise to any right of termination or cancellation, in accordance with the express terms of any agreement to which the Seller or the Company are a party, or by which the Seller or the Company or any of their properties or assets may be bound; or

(d)	result in the termination of any Tax exemption or Tax grants granted by, or other Tax arrangements with, the competent Tax Authority; or

(e)	violate or conflict with in any way, or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of Law.
6.	General Legal Compliance
6.1.	The Company has obtained all Permits which are required to operate the Business in the places and in the fashion or manner in which the Business is operated on the Signature Date. All such Permits are valid and subsisting and have been complied with in all respects and to the Best Knowledge of Seller, no event has occurred as a result of which any of the Permits may be revoked, suspended, annulled, or materially modified or restricted or conditions may be imposed to the Permits.

6.2.	To the Best Knowledge of Seller, none of the directors (Geschäftsführer), or employees (Angestellte) of the Company has committed, or omitted to do, any act or thing in contravention of any Law, order or regulation regarding commercial bribes or kick-backs, unlawful political contributions, payoffs to governmental officials, illegal rebates to customers, violations of customs or currency controls, or similar corrupt practices, including the Organisation for Economic Co-Operation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the United States Foreign Corrupt Practices Act, the German Criminal Law Act (Strafgesetzbuch), the Act on Combating Bribery of Foreign Public Officials (Gesetz zur Bekämpfung internationaler Bestechung) and any applicable competition Laws (in particular violations of price fixing prohibitions) or similar legislation in any applicable jurisdiction, as may be in force from time to time.

6.3.	There is not in existence, or to the Best Knowledge of Seller, pending or threatened, any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or enquiry by, or on behalf of, any Governmental Authority or other body in respect of the affairs of the Company or in respect of the Business.

7.	Financial Information
7.1.	Schedule 7.1 hereto contains true and complete copies of the following financial statements of the Company (the “Financial Statements”):
(a)	the unaudited balance sheets (Bilanz) of the Company as of 30 th September 2005 to 2009, and the profit and loss statement (Gewinn- und Verlustrechnung), together with the notes (Anhang) and the statement of affairs (Lagebericht) thereto for the fiscal years or periods then ended (together the “Previous Financial Statements”); and

(b)	the unaudited balance sheet of the Company as of 30 September 2010 and the profit and loss statement, of the fiscal year then ended (the “Last Financial Statements”).
7.2.	With the exception of what has been disclosed in Schedule 7.2, the Previous Financial Statements have been prepared in accordance with the Accounting Rules and in compliance with the principle of formal and material balance sheet consistency (formelle und materielle Bilanzkontinuität), preserving all valuation methods (Bewertungsmethoden), on the basis of an unaltered execution of capitalization options (Aktivierungswahlrechte) and options to include items in the liabilities (Passivierungswahlrechte). They present a true and fair view (ein den tatsächlichen Verhältnissen entsprechendes Bild) of the assets and liabilities (Vermögenslage) as well as the financial situation (Finanzlage) and the result and profit situation (Ertragslage) of the Company. Each of the Previous Financial Statements is complete and correct, is consistent with the books and records of the Company and gives a true and fair view in the whole and in each individual position, the Company’s financial position (assets and liabilities and equity) as of its respective date and accurately and completely presents the results of operations, shareholders’ equity and cash flows for the period related thereto in accordance with applicable law, the bylaws and the Accounting Rules consistently applied throughout the periods covered thereby.

7.3.	With the exception of what has been disclosed in Schedule 7.2, the Last Financial Statements have been prepared in accordance with GAAP, the Accounting Rules and in compliance with the principle of formal and material balance sheet consistency (formelle und materielle Bilanzkontinuität), preserving all valuation methods (Bewertungsmethoden), on the basis of an unaltered execution of capitalization options (Aktivierungswahlrechte) and options to include items in the liabilities (Passivierungswahlrechte).They present a true and fair view (ein den tatsächlichen Verhältnissen entsprechendes Bild) of the assets and liabilities (Vermögenslage) as well as the financial situation (Finanzlage) and the result and profit situation (Ertragslage) of the Company. The Last Financial Statement is complete and correct, is consistent with the books and records of the Company and gives a true and fair view in the whole and in each individual position, the Company’s financial position (assets and liabilities and equity) as of 30 September 2010 and accurately and completely presents the results of operations, shareholders’ equity and cash flows for the financial year ending 30 September 2010 in accordance with applicable law, the bylaws and the Accounting Rules consistently applied throughout the periods covered thereby.
7.4.	The Company does not have any debts, liabilities or obligations of any nature (Verbindlichkeiten) (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due), including, without limitation, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except to the extent (i) specifically reflected and accrued for or (ii) specifically reserved against or (iii) referred to as contingent liability (Eventualverbindlichkeit oder Haftungsverhältnis) in the Financial Statements.

7.5.	To the Best Knowledge of Seller, the reserves (Rückstellungen) reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

7.6.	To the Best Knowledge of Seller, the books of the accounts and all supporting books and records have been properly kept as required under applicable legal, regulatory and accounting requirements. They are up-to-date and contain complete and accurate records of all matters to be dealt with in such books under applicable law.
8.	Assets
8.1.	The Company owns or holds lawful possession of all tangible fixed assets (Sachanlagen) which is reflected in the Financial Statements except to the extent that these assets have been disposed of in the Ordinary Course of Business. The assets are not charged with any rights of third parties, including the transfer for security purposes (Sicherungsübereignungen), except for (i) customary (handelsübliche) or statutory rights of retention of title (Eigentumsvorbehalte), liens, pledges or other security rights in favour of suppliers, mechanics, workers, landlords, carriers and the like for supplies and services made or delivered for the benefit of the Business and (ii) statutory and security rights in favour of Tax Authorities or other Governmental Authorities.

8.2.	To the Best Knowledge of Seller, all assets of the Company are in good operating condition and repair and are useable in the Ordinary Course of Business and none of these assets require any repair or replacement except for maintenance in the Ordinary Course of Business.

8.3.	Except as set forth on Schedule 8.3 hereto and other than in the Ordinary Course of Business, none of the assets of the Company are held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of the Company.

9.	Accounts Receivables and Payables
9.1.	Except as set forth on Schedule 9.1 hereto, all accounts receivable of the Company (net of the reserves set forth in the Financial Statements with respect to such accounts receivable)
(a)	arose in the Ordinary Course of Business from bona fide arm’s-length transactions for the sale of goods or performance of services by the Company;
(b)	are valid;
(c)	the accounts receivables as defined above are collectible in the Ordinary Course of Business and such accounts receivables are not subject to counterclaims or setoffs.
9.2.	The Company is presently not a party to and has not entered into any agreement to factor, sell, pledge or otherwise dispose of any accounts receivable.
10.	Real Property
10.1.	Schedule 10.1 hereto sets forth a list of all of the real property leased by the Company. Except as set forth on Schedule 10.1, the Company has a valid leasehold interest in all real property used by the Company’s business.
10.2.	The Company has not received written notice of any default or breach by the Company affecting the real property or any portion thereof, and, (i) no such default or breach now exists and (ii) no event has occurred or is continuing which with notice or the passage of time or both, would constitute a default thereunder.
The Company has not received written notice of any cancellation or termination under a lease contract regarding real estate used by the Company.
10.3.	Each rental and other payment due from the Company under a lease has been duly paid; each act required to be performed by the Company, which if not performed would constitute a breach thereof has been duly performed; and no act forbidden to be performed by the Company has been performed thereunder.
11.	Environmental Matters
11.1.	To the Best Knowledge of Seller, the Company has:
(a)	complied in all material respects with applicable Laws concerning air, water or land and any other matter classified as an environmental matter under any such Laws (the “Environmental Laws”);

(b)	obtained and complied in all material respects with the terms and conditions of any and all Permit made or issued pursuant to or required by any Environmental Laws, all of which such Permits or other authorizations are in full force and effect (bestandskräftig), and to the Best Knowledge of Seller, no circumstance exists which will result in a material modification, supervision, revocation (Rücknahme oder Widerruf) or non-renewal of such Permits or other authorizations;
(c)	except as disclosed on Schedule 11.1(c) hereto, there is no material civil, criminal or administrative action, Claim, investigation or other Proceeding or suit active, pending or, to the Best Knowledge of Seller, threatened in writing against the Company or any of the Company’s officers or directors based on Environmental Laws;
(d)	not received any written notice, request for information, citation, complaint, summons or order relating to any violation or alleged violation of, or any liability under, any Environmental Laws in connection with the Company in the past 3 (three) years, or, if unresolved, in any previous years;
(e)	no outstanding, pending or currently in effect Claims, Orders or Proceedings relating to compliance with or liability under any Environmental Laws affecting the Company; and
(f)	not released any hazardous substance on or from the Company’s real property that violated, requires reporting, or requires any response action under any Environmental Laws, other than in compliance with the Permits validly issued to the Company.
11.2.	The Company is not required to make any material expenditure or investment to comply with any Environmental Laws.
12.	Tax Matters
12.1.	All Tax Returns required to be filed prior to the Signature Date by the Company have been filed in a timely manner to all relevant Tax Authorities. To the Best Knowledge of Seller, all such Tax Returns
(a)	have been prepared in the manner required by applicable law; and

(b)	are true, correct and complete and are neither subject of any material dispute nor are they likely to become the subject of any material dispute with the Tax Authorities; and

(c)	accurately reflect the liability for all Taxes of the Company.

12.2.	The German tax assessments of the Company with respect to any income taxes are final up to and including the financial year ending on 30 September 2009.

12.3.	All Taxes attributable to the operations or activities of the Company for all times prior to 30 September 2010, have been either paid in full or full accruals (Rückstellungen) have been made in the accounts as of 30 September 2010.

12.4.	Except as set forth in Schedule 12.4 hereto there are no accounting or valuation differences between the figures to be shown in the last statutory financial statements of the Company and the figures relevant for tax purposes as of 30 September 2009.

12.5.	The Tax contribution account (steuerliches Einlagenkonto) of the Company in the meaning of Sec. 27 KStG amounts to at least EUR 0.00 (zero Euros) as of the end of the preceding Tax assessment period.

12.6.	The corporate Tax credit (Körperschaftsteuerguthaben) of the Company in the meaning of Sec. 37 para. 4, 5 KStG, reduced by all annual refunds received until 30 September 2010, amounts to at least EUR 34,041.60 EUR (thirty-four thousand and forty-one sixty Euros) as of 30 September 2010.

12.7.	The corporate Tax increase amount (Körperschaftsteuererhöhungs-betrag) of the Company in the meaning of Sec. 38 KStG, reduced by all annual payments made until 30 September 2010, amounts to at least EUR 0.00 (zero Euros) as of 30 September 2010.

12.8.	There has been and will be no transaction in the Company up to and including the Signature Date which qualifies tax-wise as hidden distribution of profits / constructive dividend (verdeckte Gewinnausschüttung).

12.9.	The Company has not been part of a fiscal unity (Organschaft) for corporate, trade or value added Tax purposes as of and prior to the Signature Date.
13.	Material Contracts
13.1.	Except as set forth on Schedule 13.1 hereto, as of the date hereof, the Company is not party to any written or, to the Best Knowledge of Seller, oral:
(a)	agreement, contract or commitment relating to the employment of any Person, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, severance, change of control or other employee benefit plan or arrangement;
(b)	agreement, contract, commitment or restriction relating to capital expenditures other than contracts, agreements or commitments not exceeding EUR 10,000.00 (in words: ten thousand Euros) individually, or EUR 10,000.00 (in words: ten thousand Euros) in the aggregate;

(c)	loan or advance to, or investments in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment;
(d)	loan or credit agreements, promissory notes and other instruments of indebtedness;
(e)	guarantee, surety or other contingent liability in respect of any indebtedness or obligation of any Person;
(f)	management service, consulting, maintenance or any other similar agreement, contract or commitment (including any employee lease or outsourcing arrangement);
(g)	agreement, contract or commitment limiting the ability of the Company to engage in any line of business or to compete with any Person or to solicit any Person for employment;
(h)	license, franchise, distributorship or other agreements;
(i)	agreement, contract or commitment which involves aggregate payments of EUR 10,000.00 (in words: ten thousand Euros) or more which are not covered by any other subparagraph of this Section. For the avoidance of doubt, this subsection does not include any agreements with customers;
(j)	agreement, contract or commitment regarding (i) the purchase, sale, lease or disposal of any capital stock or other securities of the Company or (ii) the purchase, sale, lease or disposal of any assets of the Company other than in the Ordinary Course of Business;
(k)	agreement, contract or commitment (other than as set forth in item (a) above) with any shareholder or employee of the Company (including any officer, director, agent or consultant);
(l)	agreement or arrangement regarding confidentiality; or
(m)	agreement, contract or commitment outside the Ordinary Course of Business.
(hereinafter collectively the “Material Contracts”).
13.2.	Correct and complete copies of the items set forth on Schedule 13.1 have previously been furnished to Purchaser.

13.3.	All of the Material Contracts and the leases will, following the Signature Date, remain enforceable by the Company and binding on the other Party thereto, without the consent, approval, novation or waiver of any third party. The Company is not in default, nor, has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any Material Contract, Lease or any other obligation owed by the Company, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Material Contract, Lease or obligation.
13.4.	To the Best Knowledge of Seller, each of the Material Contracts and Leases is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any Claims, charges, setoffs or defences.

13.5.	Each Material Contract and Lease was effected on market terms in arm’s-length negotiations.
14.	Intellectual Property Rights
14.1.	To the Best Knowledge of the Seller, except as set forth in Schedule 14 hereto, the Company does not own any patents, trade names, trade marks, service marks, service names, domain names, copyrights and other intellectual property rights (including all applications for the protection thereof) (the “Intellectual Property Rights”).

14.2.	The Seller and the Company have taken reasonable precautions to protect, document and safeguard all trade secrets, know-how, Confidential Information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints which relate to the Business of the Company.
15.	Employment Matters
15.1.	Schedule 15.1 hereto contains true and complete anonymous lists of the titles, salary or wage, benefits (including details of all profit sharing, incentive and bonus arrangements), tenure, work status, age, any characteristics giving rise to special employment protection (including, without limitation, disability and pregnancy) and time and vacation accounts of all directors, officers and employees of the Company. To the Best Knowledge of Seller, no employee has indicated to the Seller or the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one (1) year after the Signature Date. All salary and wage payments have been made when due.

15.2.	The Company does not have any obligation, contingent or otherwise, nor any commitment or agreement to enter into any service or employment contract.

15.3.	No works council (Betriebsrat) exists. The Company is not and has not experienced during the last three (3) years any actual or threatened strike, work stoppage, slowdown, or lockout, union organizing effort or demand for recognition, labor grievance proceeding, claim or proceeding under any labor law, equal employment opportunity law, wage and hour law, occupational safety and health law or any other employment laws and is not subject to any pending proceedings, nor are any such proceedings reasonably expected or threatened between the Company, on the one hand, and any current or former employees thereof, on the other hand.

15.4.	The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, non-discrimination and non-retaliation, harassment, safety, and payment of employment related Taxes. The Company is not and has not been a party to or bound by any shop agreements (Betriebsvereinbarungen) or collective bargaining agreements (Tarifverträge). Except as set forth on Schedule 15.4 hereto the Company has not introduced any applicable usages (betriebliche Übungen).

15.5.	The Company has not paid any bonus, incentive or similar payment to the Seller for any portion of the fiscal year of the Company ending on 30 September 2009, whether based on financial results or otherwise.

15.6.	The Company does not have any obligation to make any severance, change-of-control or transaction bonus payment, or any payment of compensation for loss of office, employment or redundancy to any present or former employee who has performed services for the Company or to any director or officer as a direct consequence of this transaction.
16.	Social Security Matters
16.1.	The Company is in material compliance with all applicable pension and social security laws. All social security, pension fund, benefit plan or similar payments due by the Company in favour of the employees, under applicable law or any benefit plans (“Benefit Plans”) for any period ending prior to consummation of the transaction contemplated hereby, have been fully paid or adequately accrued in the Financial Statements.

16.2.	Schedule 16.2 hereto contains a correct and complete list of all of the Company’s Employee Benefit Plans and the participants or beneficiaries thereof. All contributions required to be made under the terms of any such Benefit Plans until the consummation of the transaction contemplated hereby have been made in a timely manner or have been adequately accrued in the relevant Financial Statements.

16.3.	Except for the pension undertaking (Versorgungszusage) for the Seller set forth in Section 16.5 below and the pension commitments described in Schedule 16.3 hereto, the Company has not sponsored, maintained or contributed to company pension schemes (betriebliche Altersversorgung) beyond the statutory German pension system; in particular, no old age, widows, orphans or invalidity pensions, payments in the event of death, early retirement or termination arrangements apply to any of the employees of the

Company, their relatives or successors; no Liabilities of the Company exist under any agreement or commitment relating to pensions or similar benefits including, without limitation, old age, widows, orphans and invalidity pensions, payments in the event of death, early retirement or termination arrangements.
16.4.	All contributions required to be made by the Company under the undertakings of company retirement provisions in form of a pension fund (Zusagen der betrieblichen Altersversorgung in Form einer Pensionskasse), as further described in Schedule 16.3 hereto, have been made to the respective pension funds on or before their due dates.

16.5.	The Company paid an amount of EUR 488,000.00 (in words: four hundred eighty eight thousand Euros) to the Seller as compensation for any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, liabilities and damages of every kind and nature whatsoever, whether now existing, known or unknown, relating in any way to the pension undertaking (Versorgungszusage) from the Company to the Seller (the “Pension Payment).
17.	Insurance
17.1.	Schedule 17.1 hereto is a correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by the Company, correct and complete copies of which policies have previously been delivered to the Purchaser.

17.2.	Such policies are in full force and effect, all premiums due thereon have been paid and the Company is not in default thereunder. The Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Best Knowledge of Seller, is there any basis for any such action.

17.3.	There are no pending Claims and any Claims in the past three (3) years with any insurance company by the Company and any instances within the previous three (3) years of a denial of coverage of the Company by any insurance company.
18.	Litigation and Investigations
18.1.	Except as set forth on Schedule 18.1 hereto, there is no Proceeding, Claim or Order pending or, to the Best Knowledge of Seller, threatened against the Company (or pending or threatened against any of the officers or directors of the Company), or to which the Company is otherwise a party, or against the Seller or to which the Seller is a party with respect to the Business, operations or assets of the Company before any court, arbitral tribunal or before any Governmental Authority, nor is there, to the Best Knowledge of the Seller, any basis for any such Proceeding, Claim or Order.

18.2.	The Company is not subject to any judgment, Order or decree of any court, arbitral tribunal, governmental department, commission, board or agency, nor has it received any written opinion or memorandum or legal advice from legal counsel retained by the Company or the Seller to the effect that they are exposed, from a legal standpoint, to any liability which may be material.
18.3.	Schedule 18.3 hereto sets forth a list of all closed litigation matters to which the Company (or the Seller with respect to the business, operations or assets of the Company) was a party during the three (3) years preceding the date hereof, the date such litigation was commenced or concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).
19.	Licenses and Permits
19.1.	To the Best Knowledge of Seller, the Company owns, holds, possesses or lawfully uses all the Permits necessary for the ownership, use, occupancy or operation of its assets and the conduct and operation of its business.

19.2.	The Company is in full compliance with such Permits, all of which are in full force and effect (bestandskräftig), and neither the Company, nor the Seller has received any notices (written or oral) to the contrary and there is no basis for believing that any Permit will not be renewable upon expiration without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.

19.3.	None of such Permits will be adversely affected by consummation of the transaction contemplated hereby, none of such Permits will expire or terminate as a result of the consummation of the transaction contemplated hereby, and each such Permit issued to or held by the Company will continue in full force and effect following the Signature Date without requiring the consent or approval of any Person.
20.	Absence of Conflicting Interests / Affiliate Transactions
20.1.	Except as set forth in Schedule 20.1 hereto and apart from the Consulting Agreement, the Seller does not:
(a)	own any property or right, whether tangible or intangible, which is used by the Company;
(b)	have any Claim or cause of action against the Company;
(c)	owe any money to the Company or is owed money by the Company;
(d)	be a party to any contract or other arrangement, written or oral, with the Company; or

(e)	provide services or resources to the Company or is dependent on services or resources provided by the Company.
20.2.	Except as described in Schedule 20.2 hereto, neither the Company nor the Seller or any Affiliate thereof: (a) owns, directly or indirectly, an interest in any person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Company under any Material Agreement or other material business relationship or arrangement with respect to the Business.

20.3.	Schedule 20.3 hereto sets forth every business relationship (other than normal employment relationships) between the Company, on the one hand, and the Company’s present or former officers, directors, employees or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand.

20.4.	No director or manager, former director or manager, shareholder, or employee or former employee of, or any Person not dealing at arm’s length with, the Company is engaged in any transaction or arrangement with or is a party to a contract with, or has any indebtedness, liability or obligation to, the Company, relating to the Company or the Company’s business.
21.	Export and Import Compliance
To the Best Knowledge of Seller, the Company has during the period beginning on January 1, 2006 through the Signature Date (the “Relevant Period”), been in compliance with all applicable requirements of any EU Governmental Authority relating to export controls and economic sanctions. The Company is not subject to any action of any governmental body that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales to governmental bodies. To the Best Knowledge of Seller, except the extent permitted by applicable law, the Company has not directly sold any product or directly provided any service to or on behalf of, or otherwise directly engaged in any transaction with, Cuba, Iran, Iraq, Libya, North Korea, Sudan, or Syria during the Relevant Period. The Company has not and is not in the process of filing a voluntary disclosure concerning any export violation. Schedule 21 hereto sets for the a complete and detailed list of any and all disclosures, violations, fines and penalties that the Company has incurred due to violations of any export control regulation enforced by any Governmental Authority during the Relevant Period.
22.	Bank Accounts
Attached as Schedule 22 hereto are lists of (a) each bank and any other institution with which the Company has an account, credit line or safe deposit box or vault (collectively, the “Bank Accounts”) and the Bank Accounts with each such entity and (b) all persons authorized to draw on, or to have access to, each of the Bank Accounts.

23.	Product Warranty
Schedule 23 hereto contains a list and description of products and services of the Company that have outstanding independent guarantees (selbständige Garantiever sprechen), guarantees with respect to the consistency of goods (Beschaffenheits- und Haltbarkeitsgaratien) or are subject to claims based on deficiencies (Mängelansprüche) To the Best Knowledge of Seller, and except as set out in Schedule 23A, each product manufactured and sold and each service provided by the Company has for the past five years conformed in all material respects with all applicable contractual commitments and all applicable express and implied warranties, guarantees and quality standards and to the Best Knowledge there are no material design, manufacturing or other defects, latent or otherwise, with respect to any products and services of the Company, including in each of the foregoing, those products and services set forth on Schedule 23B hereto.
24.	Product Liability
To the Best Knowledge of Seller, the Company does not have any liability (and there is no basis for any present or future action against the Company giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased, or delivered by the Company.
25.	Broker Fees
Neither the Company nor the Seller has employed any broker, finder or agent or has incurred or will incur any obligation or liability to any broker, finder or agent with respect to the transaction contemplated by this Agreement.
26.	Complete Information
Seller represents and warrants to Purchaser that to the Best Knowledge of Seller, all information provided to it or by its representatives and advisors is, in all material respects, true, accurate and complete.
27.	No Material Adverse Change
Seller represents and warrants to Purchaser that during the period between the Book Closing Date and the Signature Date the Company has carried out its activities in the ordinary course of business and no event whatsoever has occurred which might constitute a material adverse change to the Business as conducted by the Company.

     Exhibit 4.2 Purchaser’s Warranties
1.	Purchaser’s Authority
1.1.	The Purchaser is competent and has full power, right and authority to enter into and perform its obligations under the Transaction Documents to which it is a party.

1.2.	There is no requirement for the Purchaser to make any filing to or to obtain any approval from any Governmental Authority, other than those provided for in this Agreement, as a condition to consummating the transaction contemplated by this Agreement.
2.	Financial Capability
The Purchaser has sufficient immediately available funds or binding and unconditional financing commitments to enable it to pay the Purchase Price for the Shares and any other amounts to be paid by it hereunder.
3.	Litigation
There is no legal dispute, investigation or proceeding pending, or to the Purchaser’s knowledge threatened, against or affecting the Purchaser before any arbitrator or any Governmental Authority, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transaction contemplated by this Agreement.

Schedules and Exhibits to Share Purchase Agreement
Omitted from Current Report on Form 8-K
Exhibits and Schedules to the Share Purchase Agreement, dated November 4, 2011, between Rainer Diekmann and Peerless Europe Limited that were omitted from the Current Report on Form 8-K, filed by PMFG, Inc. on November 8, 2011 are noted below.
PMFG will furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission upon request.
A. Exhibits:
Exhibits 3.2, 7.1, 7.1A, 8.1 and 10 omitted.
1         Definitions
3.2      Bank Guarantee
4.1      Seller’s Warranties
4.2      Purchaser’s Warranties
7.1      Consulting Agreement
7.1A   Termination Agreement
8.1      Collateral
10       Consent of Mrs. Diekmann
B. Schedules to Exhibit 4.1:
All schedules to Exhibit 4.1 omitted.
3.5      Excerpt from the commercial register regarding the Company
3.6      Copies of the articles of association of the Company
7.1      Financial statements of the Company
7.2      Exceptions to Previous Financial Statements
8.3      List of personal property held under leases, security agreements, conditional sales contracts or other title retentions or security arrangements
9.1      List of accounts receivable
10.1    List of the real property leased

11.1    List of actions, Claims, investigations or other Proceedings based on Environmental Laws
12.4    List of accounting or valuation differences
13.1    List of Material Contracts
14.1    List of Intellectual Property Rights
15.1    Employment terms
15.4    List of applicable usages
16.2    Company’s Employee Benefit Plan
16.3    List to pension commitments
17.1    List and description of all insurance policies owned by the Company
18.1    List of pending litigation and investigations
18.3    List of closed litigation matters
20.1    List of Seller’s interests
20.2    List of competing interests
20.3    List of business relationships with i.e. officers, directors, employees or the shareholders or members of their families.
22       List of Bank Accounts
23A    List of Product Warranty Claims
23B    List of Product Warranty